Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268335

Prospectus Supplement No. 28

to Prospectus dated February 3, 2023

CHILEAN COBALT CORP.

39,000,000 Shares of Common Stock

$1.33 per Share

This prospectus supplement No. 28 amends and supplements the prospectus dated February 3, 2023, which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-268335) (the “Registration Statement”) and prospectus supplement No. 1 filed on March 24, 2023, prospectus supplement No. 2 filed on May 8, 2023, prospectus supplement No. 3 filed on May 15, 2023, prospectus supplement No. 4 filed on July 6, 2023, prospectus supplement No. 5 filed on July 12, 2023, prospectus supplement No. 6 filed on August 14, 2023, prospectus supplement No. 7 filed on September 27, 2023, prospectus supplement No. 8 filed on November 9, 2023, prospectus supplement No. 9 filed on February 7, 2024, prospectus supplement No. 10 filed on April 1, 2024, prospectus supplement No. 11 filed on May 8, 2024, prospectus supplement No. 12 filed on May 20, 2024, prospectus supplement No. 13 filed on June 14, 2024, prospectus supplement No. 14 filed on August 19, 2024, prospectus supplement No. 15 filed on November 14, 2024, prospectus supplement No. 16 filed on January 3, 2025, prospectus supplement No. 17 filed on February 27, 2025, prospectus supplement No. 18 filed on April 2, 2025, prospectus supplement No. 19 filed on May 15, 2025, prospectus supplement No. 20 filed on July 24, 2025, prospectus supplement No. 21 filed on July 29, 2025, prospectus supplement No. 22 filed on August 14, 2025, prospectus supplement No. 23 filed on September 3, 2025, prospectus supplement No. 24 filed on September 15, 2025, prospectus supplement No. 25 filed on November 17, 2025, prospectus supplement No. 26 filed on December 2, 2025 and prospectus supplement No. 27 filed on January 5, 2026 (collectively, the “Supplements”) relating to the resale of up to 39,000,000 shares of common stock of Chilean Cobalt Corp. (the “Company,” “C3,” “we,” “our” and “us”) by the selling stockholders named in the prospectus. The foregoing prospectus, the Supplements and this prospectus supplement No. 28 are collectively referred to as the “prospectus.” Please keep this prospectus supplement with your prospectus for future reference.

This prospectus supplement incorporates into the prospectus the attached Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on March 20, 2026.

This prospectus supplement is not complete without the prospectus, including any supplements and amendments thereto. This prospectus supplement should be read in conjunction with the prospectus which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus, including any supplements and amendments thereto.

Investing in our common stock should be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” section of the prospectus to read about the risks you should consider before buying shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Capitalized terms contained in this prospectus supplement have the same meanings as in the prospectus unless otherwise stated herein.

The date of this prospectus supplement is March 20, 2026

Index of SEC Filings

The following report listed below is filed as a part of this prospectus supplement No. 28.

Appendix No.	Description

Appendix 1	Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 20, 2026.

2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 19, 2026

CHILEAN COBALT CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-268335	82-3590294
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1199 Lancaster Ave, Suite 107

Berwyn, Pennsylvania 19312

(Address of principal executive offices)

(484) 580-8697

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Tom Diffely to Board of Directors

On March 19, 2026, the board of directors (the “Board”) of Chilean Cobalt Corp. (the “Company”) appointed Tom Diffely to serve as a member of the Board until his successor is elected and qualified or until his death, resignation or removal. Mr. Diffely is expected to be a member of the Audit Committee of the Board.

Mr. Diffely has more than 25 years of finance and equity capital markets experience. He spent the past 16 years at D.A. Davidson & Co., a full-service investment bank, where he held several roles including senior research analyst covering multiple technology sectors and most recently Director of Institutional Research. Prior to D.A. Davidson, Tom spent 10 years in equity research at Merrill Lynch covering the semiconductor sector. Earlier in his career, Mr. Diffely held positions in engineering and general management before transitioning to Wall Street.

Mr. Diffely holds a Bachelor of Science in Engineering from Harvey Mudd College and an MBA from the Haas School of Business at the University of California, Berkeley, with a focus on finance and the management of technology. He is also a CFA Charterholder and previously held a Professional Engineer (PE) license during his time as a consulting engineer.

Other than as disclosed in this Current Report on Form 8-K, the Company confirms that (1) there is no family relationship between Mr. Diffely and any director or executive officer of the Company, (2) there was no arrangement or understanding between Mr. Diffely and any other person pursuant to which they were elected to their position with the Company, and (3) there is no transaction between Mr. Diffely and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Appointment of Michael Caperonis to Board of Directors

On March 19, 2026, the board of directors (the “Board”) of Chilean Cobalt Corp. (the “Company”) appointed Michael Caperonis to serve as a member of the Board until his successor is elected and qualified or until his death, resignation or removal. Mr. Caperonis is expected to be a member of the Audit Committee of the Board.

Mr. Caperonis has more than 25 years of finance and capital markets experience. Over the course of his career, Mr. Caperonis has held senior leadership positions at several major global financial institutions. He previously served as Americas Head of Equities Trading and Global Head of Convertible Bonds at Citi, as well as Head of Credit and Equities Trading at Nomura. In these roles, he was responsible for overseeing large trading operations and played a key role in the pricing and syndication of numerous capital raises for major corporations across global capital markets.

Following his executive roles in banking, Mr. Caperonis became a Partner at Apollo Global Management and is currently a Portfolio Manager for a large family office, where he continues to focus on investment strategy and capital markets opportunities.

Mr. Caperonis holds a Bachelor of Arts degree from Yale University.

Other than as disclosed in this Current Report on Form 8-K, the Company confirms that (1) there is no family relationship between Mr. Caperonis and any director or executive officer of the Company, (2) there was no arrangement or understanding between Mr. Caperonis and any other person pursuant to which they were elected to their position with the Company, and (3) there is no transaction between Mr. Caperonis and the Company that would require disclosure under Item 404(a) of Regulation S-K.

2

Resignation of Greg Levinson from Board of Directors

On March 19, 2026, Greg Levinson resigned from the board of directors (the “Board”) of Chilean Cobalt Corp. (the “Company”). At the time of his resignation, Mr. Levinson was the chairperson of the Audit Committee of the Board. The resignation was not due to any disagreements between Mr. Levinson and the Company, and he intends to remain a supportive shareholder.

Mr. Levinson resigned to pursue new ventures that would likely preclude service on a public company board and would compete for his time and focus. That, combined with the opportunity to add directors with capital markets expertise who are expected to qualify as independent, thereby strengthening the Company’s governance profile in connection with the Company’s evaluation of a potential future uplisting to a national securities exchange, made the present timing less disruptive and more beneficial to both Mr. Levinson and the Company.

Item 7.01	Regulation FD Disclosure.

On March 20, 2026 the Company issued a press release regarding the appointment of Mr. Tom Diffely and Mr. Michael Caperonis to the Board and the resignation of Mr. Greg Levinson from the Board. The press release is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

The information contained in the press release attached hereto is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Chilean Cobalt Corp. March 20, 2026 press release (furnished herewith)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHILEAN COBALT CORP

Dated: March 20, 2026	By:	/s/ Duncan T. Blount
	Name:	Duncan T. Blount
	Title:	Chief Executive Officer

4

Exhibit 99.1

CHILEAN COBALT CORP. ANNOUNCES BOARD REALIGNMENT,

ADDING CAPITAL MARKETS EXPERTISE AS COMPANY EVALUATES POTENTIAL UPLISTING

BERWYN, PA – (March 20, 2026) – Chilean Cobalt Corp. (OTCQB: COBA) (“Chilean Cobalt” or the “Company”) is pleased to announce the appointment of Michael Caperonis and Tom Diffely to its Board of Directors. Both bring extensive capital markets and financial industry experience to the Company and have been long-time supporters and significant shareholders. The Company is pleased to welcome the two new directors who are expected to qualify as independent, a designation that is anticipated to strengthen the Company’s board composition in connection with any potential future uplisting to a national securities exchange.

These Board appointments further strengthen Chilean Cobalt’s leadership team. Michael and Tom bring deep expertise in equity capital markets, institutional finance, and capital raising, which is expected to support the Company’s efforts to access broader capital markets and expand its investor base as it progresses the development of its La Cobaltera and El Cofre cobalt-copper projects - and NeoRe rare earth project - while evaluating additional growth opportunities.

Greg Levinson, a founder, and valued board member since inception, will remain a supporting shareholder. He is stepping down to pursue other interests and, the Company thanks him for his foundational contributions since inception.

About Michael Caperonis

Michael Caperonis has more than 25 years of finance and capital markets experience. Over the course of his career, Michael has held senior leadership positions at several major global financial institutions. He previously served as Americas Head of Equities Trading and Global Head of Convertible Bonds at Citi, as well as Head of Credit and Equities Trading at Nomura. In these roles, Michael was responsible for overseeing large trading operations and played a key role in the pricing and syndication of numerous capital raises for major corporations across global capital markets.

Following his executive roles in banking, Michael became a Partner at Apollo Global Management and is currently a Portfolio Manager for a large family office, where he continues to focus on investment strategy and capital markets opportunities.

Michael holds a Bachelor of Arts degree from Yale University.

About Tom Diffely

Tom Diffely has more than 25 years of finance and equity capital markets experience. He spent the past 16 years at D.A. Davidson & Co., a full-service investment bank, where he held several roles including senior research analyst covering multiple technology sectors and most recently Director of Institutional Research. Prior to D.A. Davidson, Tom spent 10 years in equity research at Merrill Lynch covering the semiconductor sector. Earlier in his career, Tom held positions in engineering and general management before transitioning to Wall Street.

Tom holds a Bachelor of Science in Engineering from Harvey Mudd College and an MBA from the Haas School of Business at the University of California, Berkeley, with a focus on finance and the management of technology. He is also a CFA Charterholder and previously held a Professional Engineer (PE) license during his time as a consulting engineer.

This press release does not constitute an offer or sale of, or the solicitation of an offer to buy, securities of the Company nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

5

About Chilean Cobalt Corp.

Chilean Cobalt Corp. is a US-based critical minerals exploration and development company focused on the La Cobaltera cobalt-copper project in northern Chile, one of the world’s few primary cobalt districts. Chilean Cobalt is committed to creating ecological and social value for all stakeholders; economic value for Chile and the Chilean communities in which it operates; and financial value for its shareholders.

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results) and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. Examples of forward-looking statements, include, among others, statements the Company makes regarding its ability to leverage the expertise of its new directors to access broader capital markets and expand its investor base, The Company’s ability to meet the listing requirements of, or obtain approval for listing on, a national securities exchange, ability to establish “Proven” or “Probable” Reserves, as defined by the SEC under Regulation S-K, Subpart 1300, through the completion of a Definitive Feasibility Study for the minerals that the Company seeks to produce and the inherent risks of mining, exploration, development, and processing operations that may negatively impact the business. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the Company. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Chilean Cobalt Corp.

Duncan T. Blount

Chairman & CEO

Duncan.Blount@chileancobaltcorp.com

6